As filed with the U.S. Securities and Exchange Commission on September 22, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________________

INDIE SEMICONDUCTOR, INC.
(Exact name of registrant as specified in its charter)

__________________________________________

Delaware	3674	88-1735159
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

32 Journey
Aliso Viejo, California 92656
(949) 608-0854
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

Thomas Schiller
Chief Financial Officer and EVP of Strategy
32 Journey
Aliso Viejo, California 92656
(949) 608-0854
(Address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Mitchell S. Nussbaum, Esq. Norwood P. Beveridge, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Audrey Wong, Esq. Chief Legal Officer 32 Journey Aliso Viejo, California 92656 (949) 608-0854	Derek J. Dostal, Esq. Byron B. Rooney, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000

__________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2023

PROSPECTUS/OFFER TO EXCHANGE

INDIE SEMICONDUCTOR, INC.
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
indie Semiconductor, Inc.
for
Shares of Class A Common Stock
of
indie Semiconductor, Inc.
and
Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON OCTOBER 19, 2023, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants (collectively, the “warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of indie Semiconductor, Inc., a Delaware corporation (the “Company”), the opportunity to receive 0.285 shares of Class A common stock in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all holders of our warrants, including the public warrants, the private placement warrants and the sponsor warrants. The warrants are governed by the warrant agreement, dated as of August 14, 2019, by and between the Company (as successor to Thunder Bridge Acquisition II, Ltd., our predecessor and a Cayman Islands exempted company (“THBR”)) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent as supplemented and amended by that certain Assignment, Assumption and Amendment Agreement by and between the Company, THBR and CST, dated June 10, 2021 (the “Warrant Agreement”). Our Class A common stock and public warrants are listed on The Nasdaq Capital Market (the “Nasdaq”) under the symbols “INDI” and “INDIW,” respectively. As of September 20, 2023, a total of 27,399,887 warrants were outstanding, including our public warrants and private placement warrants (including sponsor warrants). Unless expressly stated otherwise or context so requires, all references to “private placement warrants” herein refer to the private placement warrants and sponsor warrants, collectively. Pursuant to the Offer, we are offering up to an aggregate of 7,808,968 shares of our Class A common stock in exchange for all of our outstanding warrants.

Each warrant holder whose warrants are exchanged pursuant to the Offer will receive 0.285 shares of our Class A common stock for each warrant tendered by such holder and exchanged. No fractional shares of Class A common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the warrants to amend the Warrant Agreement (such amendment, the “Warrant Amendment”), which amendment will govern all of the warrants, to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.2565 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least a majority of the outstanding public warrants and private placement warrants.

Parties representing approximately 32% of our outstanding public warrants and private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”).

Accordingly, if holders of an additional approximately 18% of the outstanding warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Market Information, Dividends, and Related Stockholder Matters — Transactions and Agreements Concerning Our Securities — Tender and Support Agreement.”

You may not consent to the Warrant Amendment without tendering your warrants in the Offer, and you may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent (as defined below) relating to the warrants, and, therefore, by tendering your warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this prospectus/offer to exchange (this “Prospectus/Offer to Exchange”) and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on October 19, 2023, or such later time and date to which we may extend the Offer and Consent Solicitation (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date or if we have determined, in our sole discretion, to terminate the Offer and Consent Solicitation. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and the related consent to the Warrant Amendment will be revoked).

You may tender some or all of your warrants into the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by October 19, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your warrants, your related consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Class A common stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the warrants, as applicable, pursuant to their current terms at any times, including prior to the completion of the Offer and Consent Solicitation, and, if the Warrant Amendment is approved, we intend to require the conversion of all outstanding warrants to shares of Class A common stock as provided in the Warrant Amendment. Our public warrants are currently listed on the Nasdaq under the symbol “INDIW”; however, our public warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Class A common stock issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent, or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

BofA Securities, Inc.
One Bryant Park
New York, New York 10036

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (888) 541-9895
Email: indiesemi@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given to warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

BofA Securities

This Prospectus/Offer to Exchange is dated             , 2023.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company and our Class A common stock and warrants and the financial statements and the notes included herein, as well as the documents incorporated herein by reference and any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange, any document incorporated herein by reference, or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities offered hereby if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

We are making the Offer to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

BASIS OF PRESENTATION

We were incorporated on February 13, 2019 as a Cayman Islands exempted company under the name Thunder Bridge Acquisition II, Ltd. for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On June 10, 2021, we completed our business combination with Ay Dee Kay, LLC (together with all related transactions, the “Transactions”), following which we were renamed “indie Semiconductor, Inc.” Following the Transactions, we are a holding company, and, accordingly, all of our assets are held directly by, and all of our operations are conducted through, Ay Dee Kay, LLC, of which we are the managing member, and our only direct asset consists of common units of Ay Dee Kay, LLC (“ADK LLC Units”). As the managing member of Ay Dee Kay, LLC, we have the full, exclusive, and complete discretion to manage and control the business of Ay Dee Kay, LLC and to take all action we deem necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of Ay Dee Kay, LLC set forth in its operating agreement, and, accordingly, the financial statements of Ay Dee Kay, LLC for periods following the Transactions will be prepared on a consolidated basis with ours. We may not be removed as managing member of Ay Dee Kay, LLC.

References to a year refer to our fiscal years ended on December 31 of the specified year.

Certain monetary amounts, percentages, and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to the “Company,” “indie,” “we,” “us,” or “our” refer to the business of indie Semiconductor, Inc. and its subsidiaries, including Ay Dee Kay, LLC.

MARKET AND INDUSTRY DATA

This Prospectus/Offer to Exchange includes or incorporates by reference, and any amendment or supplement to this Prospectus/Offer to Exchange may include or incorporate by reference, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in, the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this Prospectus/Offer to Exchange or any amendment or supplement to this Prospectus/Offer to Exchange that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus/Offer to Exchange and the documents incorporated herein by reference contain statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position and business strategy, and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Prospectus/Offer to Exchange, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Prospectus/Offer to Exchange, including, but not limited to:

•        downturns or volatility in general economic conditions;

•        our reliance on contract manufacturing and outsourced supply chain and the availability of semiconductors and manufacturing capacity;

•        competitive products and pricing pressures;

•        our ability to win competitive bid selection processes and achieve additional design wins;

•        the impact of any acquisitions we have made and may make, including our ability to successfully integrate acquired businesses and risks that the anticipated benefits of any acquisitions may not be fully realized or take longer to realize than expected;

•        our ability to develop, market and gain acceptance for new and enhanced products and expand into new technologies and markets;

•        trade restrictions and trade tensions;

•        political or economic instability in our target markets;

•        the inability to maintain the listing of our Class A common stock on Nasdaq;

•        other risks described from time to time in periodic and current reports that we file with the SEC;

•        the approval of the Warrant Amendment and our ability to require that all outstanding warrants be exchanged for shares of Class A common stock;

•        the exchange of warrants for shares of Class A common stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

•        the lack of a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders; and

•        other factors detailed under the section of this Prospectus/Offer to Exchange entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this Prospectus/Offer to Exchange and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus/Offer to Exchange, or in the case of statements incorporated by reference, on the date of the document incorporated by reference.

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated herein by reference or included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated herein by reference or filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”).

Summary of the Offer and Consent Solicitation

The Company

indie offers highly innovative automotive semiconductors and software solutions for Advanced Driver Assistance Systems, autonomous vehicle, in-cabin, user experience (including connected car) and electrification applications. The Company focuses on edge sensors across multiple modalities spanning light detection and ranging, radar, ultrasound and computer vision. These functions represent the core underpinnings of both electric and automated vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms people rely on every day. indie is an approved vendor to Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world.

Through innovative analog, digital and mixed-signal integrated circuits with software running on the embedded processors, we are developing a differentiated, market-leading portfolio of automotive products. Our technological expertise, including cutting-edge design capabilities and packaging skillsets, together with our deep applications knowledge and strong customer relationships, have enabled us to cumulatively ship over 200 million semiconductor devices since our inception.

Our go-to-market strategy focuses on collaborating with key customers and partnering with Tier 1s via aligned product development, in pursuit of solutions addressing the automotive industry’s highest growth applications. We leverage our core capabilities in system-level hardware and software integration to develop highly integrated, ultra-compact and power efficient solutions. Further, our products meet or exceed the quality standards set by the more than 25 global automotive manufacturers who utilize our devices today.

With a global footprint, we support leading customers from our design and application centers located in North and South America, Middle East, Africa, Asia and Europe, where our local teams work closely on their unique design requirements.

indie is a Delaware holding company that conducts its operations through its California subsidiary ADK LLC, which wholly-owns subsidiaries indie Services Corporation, indie LLC and indie City LLC, all California entities, and GEO Semiconductor LLC, a Delaware limited liability company (as successor-in-interest to Geo Semiconductor Inc., “Geo LLC”), GEO Semiconductor Canada Inc., a corporation incorporated under the laws of Canada, GEO Semiconductor (India) Private Limited, a private limited company incorporated under the laws of India, Exalos AG, a corporation incorporated under the laws of Switzerland, Exalos, Inc., a Florida corporation, Ay Dee Kay Limited, a private limited company incorporated under the laws of the United Kingdom, indie GmbH, indie Semiconductor FFO GmbH, and Symeo GmbH, each a private limited liability company incorporated under the laws of Germany, indie Semiconductor Hungary,a limited liability company incorporated under the laws of Hungary,

TeraXion Inc., a corporation incorporated under the laws of Canada, indie Semiconductor Japan KK, a company incorporated under the laws of Japan, indie Semiconductor Design Israel Ltd., a private limited company incorporated under the laws of Israel, Ay Dee Kay S.A., a limited liability company incorporated under the laws of Argentina, indie Semiconductor Morocco LLC, a limited liability company incorporated under the laws of Morocco, and has 55% voting power over subsidiary Wuxi indie Microelectronics Technology Co., Ltd., an entity in China, and its wholly-owned subsidiaries, indie Semiconductor HK, Ltd, Shanghai Ziying Microelectronics Co., Ltd and Suzhou Co Ltd, collectively known as our “China Subsidiary.” Our China Subsidiary’s primary functions are product development, sales, supply chain management and administrative support of its operations. A majority of our operations are based in the United States. A majority of our employees are located in the United States and Canada.

For the six month period ended June 30, 2023, approximately 37% of our consolidated revenue was generated from product sales to Chinese-owned customers with a final shipping destination of Greater China (including Hong Kong and Taiwan), 5% of our consolidated revenue was generated from product sales to non-Chinese-owned customers with a final shipping destination of Greater China, and 58% of our consolidated revenue was generated from product sales and services provided to non-Chinese-owned customers with a final shipping destination elsewhere. For the same period, our China Subsidiary’s operations represented roughly 7% of our total assets and 2% of our total liabilities and accounted for 33% of our consolidated revenue.

Corporate Contact Information

We are headquartered in Viejo, California. Our principal executive offices are located at 32 Journey, Aliso Viejo, California 92656, and our telephone number is (949) 608-0854. We maintain a website at www.indiesemi.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

Warrants that Qualify for the Offer

As of September 20, 2023, a total of 27,399,887 warrants were outstanding, including public warrants and private placement warrants (including sponsor warrants), each exercisable for one share of our Class A common stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 7,808,968 shares of our Class A common stock in exchange for all of our outstanding warrants.

Under the Warrant Agreement, we may call the public warrants for redemption at our option:

•   in whole and not in part;

•   upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•   at a price of $0.01 per warrant if, and only if, the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to warrant holders; provided that there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The private placement warrants will not be redeemable by us so long as they are held by Thunder Bridge Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”), members of the Sponsor, or their permitted transferees. The Sponsor or its permitted transferees have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor exercise fair market value.

The “sponsor exercise fair market value” will mean the average last reported sale price of the shares of our Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental Stock Transfer & Trust Company.

The warrants expire on June 10, 2026, subject to certain terms and conditions.

Market Price of Our Common Stock	Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “INDI” and “INDIW,” respectively. See “Market Information, Dividends, and Related Stockholder Matters.”
The Offer

Each warrant holder who tenders warrants for exchange pursuant to the Offer will receive 0.285 shares of our Class A common stock for each warrant so exchanged. No fractional shares of Class A common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of Class A common stock in the exchange.

The shares of Class A common stock issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation

In order to tender warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the warrants as set forth in the Warrant Amendment attached hereto as Annex A. If approved, the Warrant Amendment would permit the Company to require that all warrants that are outstanding upon the closing of the Offer be exchanged for shares of Class A common stock at a ratio of 0.2565 shares of Class A common stock per warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such exchange, no warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on October 19, 2023, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date or if we have determined, in our sole discretion, to terminate the Offer and Consent Solicitation. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation, or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least a majority of the outstanding public warrants and private placement warrants (which is the minimum threshold required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.” We reserve the right, notwithstanding the satisfaction of these conditions, to terminate and withdraw the Offer and Consent Solicitation. Promptly upon any such termination and withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event.

Withdrawal Rights

If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by October 19, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Federal and State Regulatory Approvals

Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of our warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
U.S. Federal Income Tax Consequences of the Offer

For those holders of our warrants participating in the Offer and for any holders of our warrants subsequently exchanged for Class A common stock pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our Class A common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under such treatment, (i) you should not recognize any gain or loss on the exchange of warrants for shares of Class A common stock (except to the extent of any cash payment received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in our Class A common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for our Class A common stock received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our Class A common stock, there can be no assurance in this regard and alternative characterizations are possible by the U.S. Internal Revenue Service (the “IRS”) or a court, including ones that would require U.S. Holders (as defined under “Market Information, Dividends, and Related Stockholder Matters — Material U.S. Federal Income Tax Consequences — U.S. Holders”) to recognize taxable income on the exchange of warrants for our Class A common stock.

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all warrants not exchanged for Class A common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. See “Market Information, Dividends, and Related Stockholder Matters — Material U.S. Federal Income Tax Consequences.”

No Recommendation

Neither we nor any of our board of directors, our management, the dealer manager, the exchange agent, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 9 of this Prospectus/Offer to Exchange.
Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004
Dealer Manager

The dealer manager for the Offer and Consent Solicitation is:

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager.”

Additional Information

We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, as well as the other documents we have filed with the SEC that are incorporated herein by reference as described under “Where You Can Find More Information; Incorporation by Reference,” before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Call Toll Free: (888) 541-9895

Email: indiesemi@dfking.com

Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, subject to certain exceptions;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements, including in this Prospectus/Offer to Exchange;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until December 31, 2023.

We have elected to take advantage of certain of the reduced disclosure obligations in this Prospectus/Offer to Exchange and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our Class A stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter. We will remain a smaller reporting company until December 31, 2023.

RISK FACTORS

In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below, as well as the other information included or incorporated by reference in this Prospectus/Offer to Exchange, before deciding whether to participate in the Offer and Consent Solicitation. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are incorporated herein by reference. If any of the risks contained in or incorporated by reference into this Prospectus/Offer to Exchange develop into actual events, our business, financial condition, liquidity, results of operations, and prospects could be materially and adversely affected. Some statements in this Prospectus/Offer to Exchange, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward Looking Statements” section in this Prospectus/Offer to Exchange.

Risks Related to Our Business

For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Risks Related to Our Warrants and the Offer and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the warrants, the Company will have the right to require holders of all warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.2565 shares of Class A common stock. This represents a ratio of shares of Class A common stock per warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding public warrants and private placement warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding public warrants and private placement warrants. Pursuant to the Tender and Support Agreement, parties representing approximately 32% of the outstanding public warrants and private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 18% of the outstanding warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If adopted, we currently intend to require the exchange of all outstanding warrants for shares of Class A common stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding warrants receiving approximately 10% fewer shares than if they had tendered their warrants in the Offer.

The exchange of warrants for Class A common stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our warrants may be exchanged for shares of Class A common stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the Offer. Any warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Class A common stock. We also intend to require an exchange of all remaining outstanding warrants assuming the approval of the Warrant Amendment. To the extent such warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Class A common stock will be issued. These issuances of Class A common stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

None of our board of directors, our officers or employees, our affiliates, the dealer manager, the exchange agent, or the information agent makes any recommendation as to whether you should exchange some or all of your warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Class A common stock in the future. If you choose to tender some or all of your warrants in the Offer, future events may cause an increase in the market price of our Class A common stock and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender your warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for shares of Class A common stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, and you choose not to tender some or all of your warrants in the Offer, you may receive fewer shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Class A common stock offered in the Offer is fixed. The market price of our Class A common stock may fluctuate, and the market price of our Class A common stock when we deliver our Class A common stock in exchange for your warrants could be less than the market price at the time you tender your warrants.

The number of shares of Class A common stock offered in the Offer for each warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Class A common stock or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Class A common stock when we deliver Class A common stock in exchange for your warrants could be less than the market price of the warrants at the time you tender your warrants. The market price of our Class A common stock could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver Class A common stock in exchange for warrants, or during any extension of the Offer Period.

We may amend the terms of the warrants in a manner that may be adverse to holders of the warrants with the approval of the holders of at least a majority of the then-outstanding public warrants and private placement warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened, and the number of shares of Class A common stock purchasable upon exercise of a warrant could be decreased, all without a warrant holder’s approval.

The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-outstanding public warrants and private placement warrants to make any change that adversely affects the interests of the registered holders of warrants. In addition, any amendment that affects solely the private placement warrants requires the approval by the holders of at least a majority of the then-outstanding private placement warrants to make any change that adversely affects the interests of the registered holders of such warrants. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding public warrants and private placement warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then-outstanding public warrants and private placement warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, exchange the warrants for cash or Class A common stock, shorten the exercise period, or decrease the number of shares of Class A common stock purchasable upon exercise of a warrant.

Registration of the shares of our Class A common stock issuable upon exercise of the warrants under the Securities Act may not be in place when an investor desires to exercise warrants.

Under the terms of the Warrant Agreement, we are obligated to file and maintain an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of shares of our Class A common stock issuable upon exercise of the warrants, and thereafter will use our commercially reasonable efforts to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct, or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we are required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A common stock for sale under all applicable state securities laws.

We may redeem your unexpired warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem outstanding warrants (excluding any private placement warrants held by the Sponsor or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time it redeems the warrants, we have an effective registration statement under the Securities Act covering the shares of our Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

The liquidity of the warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. Additionally, if we fail to satisfy the Nasdaq’s listing requirements as a result of the exchange, such as by having fewer than 300 round lot holders, then the market for unexchanged warrants will be further impaired. A more limited trading market might adversely affect the liquidity, market price, and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

Nasdaq may delist our public warrants from trading on its exchange, which could limit public warrant holders’ ability to make transactions in our public warrants.

If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our warrants will continue to be listed on the Nasdaq in the future. In order to continue listing our warrants on the Nasdaq, there must be a minimum of at least two registered and active market makers for our warrants.

If a sufficient number of our warrant holders exchange their warrants for shares of Class A common stock in the Offer, there may no longer be at least two registered and active market makers for our warrants as required by the Nasdaq, and the Nasdaq could delist our warrants.

If the Nasdaq delists our warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of warrants could face significant material adverse consequences, including:

•        a limited availability of market quotations for the warrants;

•        reduced liquidity for the warrants; and

•        the risk that any market makers that do initially make a market in our unexchanged warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment, and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein or are incorporated herein by reference, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our warrants the opportunity to receive 0.285 shares of Class A common stock in exchange for each warrant they hold. Holders of the warrants tendered for exchange will not have to pay the exercise price for the tendered warrants in order to receive shares of Class A common stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.

As part of the Offer, we are also soliciting from the holders of the warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all warrants outstanding upon completion of the Offer be exchanged for shares of Class A common stock at a ratio of 0.2565 shares of Class A common stock per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the then-outstanding public warrants and private placement warrants is required to approve the Warrant Amendment.

Holders who tender warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.

You cannot tender any warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any warrants, you should be aware that a tender of public warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your warrants into the Offer.

If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by October 19, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Corporate Information

Our principal executive offices are located at 32 Journey, Aliso Viejo, California 92656, and our telephone number is (949) 608-0854. We maintain a website at www.indiesemi.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “INDI” and “INDIW,” respectively.

Warrants Subject to the Offer

The warrants subject to the Offer were issued in connection with THBR’s initial public offering and the Transactions. Each warrant entitles the holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. The public warrants are quoted on the Nasdaq under the symbol “INDIW.” As of September 20, 2023, a total of 27,399,887 warrants were outstanding, including our public warrants and private placement warrants (including sponsor warrants). Pursuant to the Offer, we are offering up to an aggregate of 7,808,968 shares of our Class A common stock in exchange for all of our outstanding warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on October 19, 2023, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date or if we have determined, in our sole discretion, to terminate the Offer and Consent Solicitation. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is approved, until the warrants expire on June 10, 2026, subject to certain terms and conditions.

Amendments to the Offer and Consent Solicitation

We reserve the right, at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Class A common stock issuable in exchange for a warrant, the amount of warrants sought for tender, or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send, or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business-day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•        the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•        no action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, shall have been threatened, instituted, or pending before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Offer or the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•        there shall not have been any action threatened, instituted, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and

•        there shall not have occurred: (i) any general suspension of trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory, or administrative authority, agency, or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, a significant worsening of the ongoing COVID-19 pandemic, an outbreak of a pandemic or contagious disease other than COVID-19, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens, which, in our reasonable judgment, is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least a majority of the then-outstanding public warrants and private placement warrants to approve the Warrant Amendment (which is the minimum threshold required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions, in whole or in part, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer Period.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date or if we have determined, in our sole discretion, to terminate the Offer and Consent Solicitation. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our board of directors, our officers or employees, our affiliates, the dealer manager, the exchange agent, or the information agent is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Class A common stock upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your warrants will constitute a consent to the Warrant Amendment with respect to each warrant tendered.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case, as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended, or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants and Class A common stock is unknown and cannot be predicted with certainty; (vi) such warrant holder has read this Prospectus/Offer to Exchange, the Letter of

Transmittal and Consent, and the Warrant Amendment; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, the ultimate liability for all Tax Items is and remains the responsibility solely of the holder, and in that regard, such holder will authorize the Company to withhold all applicable Tax Items legally payable by or on behalf of such holder.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.

Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of warrants may tender their warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute, and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution (as defined below). See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our shares of Class A common stock to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case, signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A common stock in exchange for such warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent, or (ii) such warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company, or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP and, in that case, the participant need not complete, execute, and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that we may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A common stock in exchange for such warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “— Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:

•        the tender is made by or through an Eligible Institution;

•        the exchange agent receives by hand, mail, overnight courier, facsimile, or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•        a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that the Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offer, the issuance of Class A common stock for those warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager, or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Class A common stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.

Withdrawal Rights

By tendering warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your warrants. A valid withdrawal of tendered warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable; provided, however, that warrants that are not accepted by us for exchange by October 19, 2023 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in this section entitled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function or (ii) delivering to the exchange agent, by mail, hand delivery, or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on October 19, 2023, or such later time and date to which we may extend. Our Class A common stock to be issued upon exchange of warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

Our board of directors approved the Offer and Consent Solicitation on September 21, 2023. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Class A common stock in exchange for such warrants pursuant to the Offer.

Agreements, Regulatory Requirements, and Legal Proceedings

Except for the Warrant Agreement and the Tender and Support Agreement, there are no present or proposed agreements, arrangements, understandings, or relationships between us, and any of our directors, executive officers, affiliates, or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Pursuant to the Tender and Support Agreement, parties representing approximately 32% of the outstanding public warrants private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 18% of the outstanding warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers, and Others

Neither we nor any of our directors, executive officers, or controlling persons or any of their respective affiliates beneficially own any of the outstanding warrants.

MARKET INFORMATION, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS

Market Information of Class A Common Stock and Warrants

Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “INDI” and “INDIW,” respectively. As of September 20, 2023, a total of 27,399,887 warrants were outstanding, including our public warrants and private placement warrants (including sponsor warrants). The closing price of our Class A common stock and public warrants on September 20, 2023 was $6.26 and $1.27, respectively.

As of September 20, 2023, there were approximately 149 holders of record of our Class A common stock, 4 holders of record of our Class V common stock, and 19 holders of record of our public warrants and private placement warrants. Such numbers do not include DTCC participants or beneficial owners holding securities through nominee names.

Dividends

We have never declared or paid any dividends on our Class A common stock or Class V common stock (collectively, the “common stock”). We currently intend to retain all available funds and any future earnings for the operation and expansion of our business, as well as for our previously disclosed share repurchase program. Accordingly, we do not currently pay dividends, and may not pay dividends, for the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in any debt agreements, and other factors that our board of directors may deem relevant.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing warrants for our Class A common stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares, will be approximately $2.35 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed as the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company, or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained BofA Securities, Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of us (directly, as collateral securing other obligations, or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone, or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent, or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company, or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange entitled “Description of Securities” and (ii) as set forth in our certificate of incorporation (our “Charter”), there are no agreements, arrangements, or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers, or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.

Tender and Support Agreement

Parties representing approximately 32% of the outstanding public warrants and private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement.

Accordingly, if holders of an additional approximately 18% of the outstanding warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Registration Under the Exchange Act

The warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the warrants. We currently do not intend to terminate the registration of the warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A common stock.

Accounting Treatment

We will account for the exchange of warrants as a Class A common stock issuance for no additional value. The par value of each share of Class A common stock issued in the Offer will be recorded as a decrease in Class A common stock and an increase in additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a decrease in cash and an increase in additional paid-in capital. The Offer will not modify the current accounting treatment for the unexchanged warrants.

Absence of Appraisal or Dissenters’ Rights

Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the receipt of Class A common stock in exchange for our warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of Class A common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our warrants or Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Class A common stock in exchange for our warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants as a result of the Warrant Amendment or the ownership and disposition of our Class A common stock.

This discussion is limited to holders that hold our warrants or will hold our Class A common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding our warrants or Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        real estate investment trusts or regulated investment companies;

•        broker-dealers or traders in securities;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons who actually or constructively own five percent or more (by vote or value) of our shares of Class A common stock;

•        persons deemed to sell our warrants or Class A common stock under the constructive sale provisions of the Code;

•        persons who hold or receive our warrants or Class A common stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation;

•        tax-qualified retirement plans;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; and

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to the warrants or Class A common stock being taken into account in an applicable financial statement.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our warrants or Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our warrants or Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND CONSENT SOLICITATION AND THE OWNERSHIP AND DISPOSITION OF OUR WARRANTS OR OUR CLASS A COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our warrants or Class A common stock received in exchange for warrants that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Exchange of Warrants for Class A Common Stock

For those U.S. Holders of our warrants participating in the Offer and for any holders of our warrants subsequently exchanged for Class A common stock pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our Class A common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the exchange of warrants for shares of our Class A common stock (except to the extent of any cash payment is received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in the Class A common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for the Class A common stock received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash a U.S. Holder receives in lieu of a fractional share of our Class A common stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our Class A common stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of our warrants for our Class A common stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of our Class A common stock described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Although we believe the exchange of our warrants for our Class A common stock pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment as the issuance of Class A common stock to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which constructive dividend or fee may be taxable to you and may be taxable as ordinary income).

If you exchange our warrants for our Class A common stock pursuant to the Offer or if your warrants are subsequently exchanged for our Class A common stock pursuant to the Warrant Amendment, and if you hold 5% or more of our Class A common stock prior to the exchange, or if you hold warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, immediately prior to the exchange, of the warrants transferred in the exchange and your tax basis, immediately prior to the exchange, in such warrants), and to maintain permanent records containing such information.

Warrants not Exchanged for Class A Common Stock

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all warrants not exchanged for Class A common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of our warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A common stock described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Taxation of Distributions on our Class A Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A common stock, to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A common stock, and to the extent in excess of such basis, will be treated as gain realized on the sale or other disposition of such Class A common stock and will be treated as described below under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A common stock.”

Dividends paid to a U.S. Holder that is a taxable corporation will be taxable at regular corporate tax rates and generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With respect to non-corporate U.S. Holders and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then corporate U.S. Holders may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock

Upon a sale or other taxable disposition of our Class A common stock, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our Class A common stock (which is expected to include the U.S. Holder’s holding period in the warrants exchanged for such Class A common stock if the “recapitalization” treatment discussed above applies) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder in such disposition is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock exchanged therefor.

Information Reporting and Backup Withholding

Distributions with respect to the Class A common stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Class A common stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number (which for an individual is ordinarily their social security number), a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our warrants or our Class A common stock who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our securities. If you are such an individual, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Exchange of Warrants for our Class A Common Stock

A Non-U.S. Holder’s exchange of our warrants for our Class A common stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above with respect to U.S. Holders, except that if a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, such Non-U.S. Holder should not be required to make the U.S. federal income tax filings required of U.S. Holders described above solely on account of the exchange of warrants for our Class A common stock pursuant to the Offer or the terms of the Warrant Amendment. Any cash you receive in lieu of a fractional share of our Class A common stock pursuant to the Offer should generally be treated as gain from the sale or other taxable disposition of our Class A common stock, which will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Taxation of Distributions on our Class A Common Stock

In general, any distributions made to a Non-U.S. Holder with respect to our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, such dividends will be subject to withholding tax on the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides to the applicable withholding agent proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend for U.S. federal income tax purposes will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Class A common stock and then any remaining amount will be treated as gain realized from the sale or other disposition of our Class A common stock, which will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”

Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification requirements (usually by providing an IRS Form W-8ECI to the applicable withholding agent). Instead, such dividends will generally be subject to U.S. federal income tax on a net basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our Class A common stock unless:

•        the Non-U.S. Holder is an individual that was present in the U.S. for 183 days or more during the taxable year of such disposition and certain other requirements are met;

•        the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder); or

•        we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period for our Class A common stock.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax on a net income basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming following the Offer, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period for our Class A common stock. If we were to become a USRPHC and shares of our Class A common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of shares of our Class A common stock and a 15% withholding tax would apply to the gross proceeds from such sale or disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our Class A common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of our Class A common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (888) 541-9895
Email: indiesemi@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given by us to warrant holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of Delaware law, our Amended and Restated Certificate of Incorporation (the “Charter”), and our bylaws (the “Bylaws”) in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Under the Charter and Bylaws, our authorized capital stock consists of:

•        400,000,000 shares of Class A common stock, par value $0.0001 per share;

•        40,000,000 shares of Class V common stock, par value $0.0001 per share (“Class V common stock”); and

•        10,000,000 shares of preferred stock, par value $0.0001 per share.

Certain provisions of the Charter and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive ratable portions of the remaining assets available for distribution; holders of shares of our Class V common stock shall not be entitled to receive any of our assets in any such distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of our Class A common stock. There will be no redemption or sinking fund provisions applicable to our Class A common stock.

Class V Common Stock

Each share of our Class V common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.

Shares of our Class V common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of ADK LLC Units held by the indie Equity Holders and the number of shares of our Class V common stock issued and outstanding. Shares of our Class V common stock are transferable only together with an equal number of ADK LLC Units. Only permitted transferees of ADK LLC Units held by the members of indie Semiconductor Inc. will be permitted transferees of our Class V common stock.

Holders of shares of our Class V common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to the Charter described below or as otherwise required by applicable law or the Charter.

Holders of our Class V common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class V common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of our Class V common stock. There will be no redemption or sinking fund provisions applicable to our Class V common stock. Any amendment of the Charter that gives holders of our Class V common stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for our Class A common stock, or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of a majority of the holders of our Class A common stock voting separately as a class.

Preferred Stock

The total of our authorized shares of preferred stock is 10,000,000 shares. We currently have no shares of preferred stock outstanding.

Under the terms of the Charter, our board of directors is authorized to direct indie Semiconductor, Inc. to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on our Class A common stock, diluting the voting power of our Class A common stock, or subordinating the liquidation rights of our Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Redeemable Warrants

As of September 20, 2023, a total of 27,399,887 warrants were outstanding, including our public warrants and private placement warrants (including sponsor warrants). Each whole public warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. Pursuant to the warrant agreement, as amended by the assignment, assumption and amendment agreement entered into in connection with the Transactions, the Warrant Agreement, a public warrant holder may exercise its warrants only for a whole number of shares. This means that only a whole number of warrants may be exercised at any given time by a public warrant holder. However, except as set forth below, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. The public warrants will expire at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the completion of the Transactions or (ii) the redemption date as fixed by us pursuant to the Warrant Agreement, if we elect to redeem all warrants.

The private placement warrants and sponsor warrants are identical to the public warrants except that the private placement warrants and sponsor warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants and sponsor warrants) (i) are not transferable, assignable or salable until 30 days after the completion of the Business Combination, (ii) are exercisable for cash (even if a registration statement covering the Class A common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and (iii) are not be redeemable by us, in each case so long as they are still held by the initial purchasers or their respective affiliates.

We may call the warrants for redemption (excluding the private placement warrants and sponsor warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each public warrant holder,

•        if and only if, the reported last sale price of the shares of our Class A common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to public warrant holders, and

•        if and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide public warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued under a Warrant Agreement, as amended, between us and Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Class A common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of Class A common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price (but not below the par value of a shares of Class A common stock) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that we provide at least 10 business days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The public warrant holder will not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue shares of Class A common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A common stock issuable upon exercise of the warrants is current and the Class A common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant. If the prospectus relating to the shares of Class A common stock issuable upon the exercise of the warrants is not current or if the Class A common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Public warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing public warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Class A common stock outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying shares of Class A common stock and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent stock dividend payable in shares of common stock, or by a split of the Class A common stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of Class A common stock to be issued to the public warrant holder.

Contractual Arrangements with Respect to Certain Warrants

We have agreed that so long as the private placement warrants and sponsor warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants, we will allow the holders to exercise such warrants on a cashless basis and such warrants may be exercisable for cash.

Forum Selection

The Charter provides that (A) (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Charter, or the Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Charter also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders, and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore, do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. See “Market Information, Dividends, and Related Stockholder Matters” and “Risk Factors.”

Anti-Takeover Provisions

The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of ADK LLC Units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board of Directors

The Charter provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The Charter also provides that, subject to the rights of the holders of any series of preferred stock then outstanding, for as long as the Charter provides for a classified board of directors, any director, or the entire board of directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of our capital stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action by Written Consent

Under the terms of the Charter, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Special Meetings of Stockholders

The Bylaws provide that only the Secretary at the direction of our board of directors or our Chairman or Chief Executive Officer may call special meetings of the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Section 203 of the DGCL

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder; (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. The Charter contains a provision opting out of Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Under the Charter, we will, to the fullest extent permitted by Delaware law, renounce any interest or expectancy that we otherwise would be entitled to have in, all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor or its affiliates (other than indie Semiconductor, Inc. and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees, or other representatives (other than any such person who is also an officer or employee of indie Semiconductor, Inc. or its subsidiaries), or any director or stockholder who is not employed by indie Semiconductor, Inc. or its subsidiaries (each such person, an “exempt person”). The Charter provides that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which indie Semiconductor, Inc. or its subsidiaries now engage or propose to engage or (2) otherwise competing, directly or indirectly, with indie Semiconductor, Inc. or any of its subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for indie Semiconductor, Inc. or its subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to indie Semiconductor, Inc. or any of its subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. The forgoing provisions shall not apply to an opportunity that was expressly offered to an exempt person solely in their capacity as a director, executive officer, or employee of indie Semiconductor, Inc. or its subsidiaries.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of indie Semiconductor, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company. The warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “INDI” and “INDIW,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of our common stock prior to the completion of the Offer and Consent Solicitation and (ii) the expected beneficial ownership of our common stock following the completion of the Offer and Consent Solicitation and the approval of the Warrant Amendment, on both a “full value exchange” scenario and a “part value exchange” scenario, as described below, by:

•        each person who is known to us to be the beneficial owner of more than 5% of our common stock;

•        each of our named executive officers and directors; and

•        all our named executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities that may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Each ADK LLC Unit (other than a ADK LLC Unit held by us) is redeemable from time to time at each holder’s option for, at our election (determined solely by our independent directors (within the meaning of the rules of the Nasdaq) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each ADK LLC Unit redeemed, in each case, in accordance with the terms of Ay Dee Kay, LLC’s operating agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the Nasdaq) who are disinterested), we may effect a direct exchange by the Company of such Class A common stock or such cash, as applicable, for such ADK LLC Unit. The indie Equity Holders may exercise such redemption rights for as long as their ADK LLC Unit remain outstanding. The indie Equity Holders hold all of the issued and outstanding shares of our Class V common stock. The shares of Class V common stock have no economic rights, but each share entitles the holder to one vote on all matters on which stockholders of the Company are entitled to vote generally. Upon redemption of any ADK LLC Unit the corresponding share of Class V common stock will be terminated. See “Description of Securities.” The expected beneficial ownership of our common stock reflects the following:

•        the completion of the Offer and Consent Solicitation;

•        the tendering of a sufficient number of warrants such that the Warrant Amendment is approved; and

•        a “full value exchange” scenario whereby all warrant holders exchange 100% of outstanding warrants for 0.285 shares of Class A common stock per warrant.

Beneficial ownership of shares of our common stock prior to the completion of the Offer and Consent Solicitation is based on 153,171,121 shares of Class A common stock and 18,994,328 shares of Class V common stock issued and outstanding as of September 20, 2023. Based on the foregoing assumptions, there would be 160,980,089 shares of Class A common stock and 18,994,328 shares of Class V common stock outstanding immediately following the “full value exchange” scenario. If the actual facts are different from the foregoing assumptions, ownership figures reflected in the table that follows on a post-exchange basis will be different.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to shares of common stock beneficially owned by them. Unless otherwise noted, the business address of each of those listed in the table below is 32 Journey, Aliso Viejo, California 92656.

	indie Semiconductor, Inc. Securities Beneficially Owned Before Exchange of Warrants					indie Semiconductor, Inc. Securities Beneficially Owned Following Full Value Exchange
	Class A Common Stock(1)		Class V Common Stock(2)		Combined Voting Power (%)(3)	Class A Common Stock(1)		Class V Common Stock(2)		Combined Voting Power (%)(3)
Name of Beneficial Holder	Number	%	Number	%		Number	%	Number	%
5% Shareholders:
Anthem/MIC Strategic Partners LP(4)	11,971,427	7.8	—	—	7.0	11,971,427	7.4	—	—	6.7
Soros Fund Management LLC(5)	8,752,630	5.7	—	—	5.1	8,752,630	5.4	—	—	4.9

Directors and Named Executive Officers
Donald McClymont(6)	55,568	*	5,839,506	30.7	3.6	55,568	*	5,839,506	30.7	3.3
Ichiro Aoki	14,462	*	5,489,362	28.9	3.2	14,462	*	5,489,362	28.9	3.1
Thomas Schiller(7)	1,181,397	*	—	—	*	1,181,397	*	—	—	*
Steve Machuga(8)	74,044	*	—	—	*	74,044	*			*
David Aldrich	80,222	*	—	—	*	80,222	*	—	—	*
Diane Biagianti	25,896	*	—	—	*	25,896	*	—	—	*
Biane Brink	80,222	*	—	—	*	80,222	*	—	—	*
Peter Kight	2,076,965	1.4	—	—	1.2	2,076,965	1.3	—	—	1.2
Karl-Thomas Neumann	467,340	*	—	—	*	467,340	*	—	—	*
Jeffrey Owens	78,322	*	—	—	*	78,322	*	—	—	*
Sonalee Parekh	50,522	*	—	—	*	50,522	*	—	—	*
All Named Executive Officers and Directors as a Group (11 persons)	4,184,960	2.7	11,328,868	59.6	9.0	4,184,960	2.6	11,328,868	59.6	8.6

____________

*        Less than one percent

(1)      Each individual’s calculation includes shares subject to outstanding grants or awards under the 2021 Plan that are exercisable by the holder within 60 days of September 20, 2023.

(2)      Holders owns ADK LLC units and a corresponding number of shares of Class V common stock and will be entitled to one vote per share of Class V common stock. Subject to the terms of the Exchange Agreement, dated June 10, 2021, between indie and certain indie Equity Holders Exchange Agreement, ADK LLC Units are exchangeable for shares of Class A common stock on a one-for-one basis from and after December 10, 2021. Upon such exchange, the corresponding shares of Class V common stock will be cancelled.

(3)      Represents the combined percentage of beneficial ownership of Class A common stock and Class V common stock, which vote together as a single class.

(4)      Consists of 11,971,427 shares of Class A Common Stock held of record by Anthem/MIC Strategic Partners LP (“ASP”). The address of ASP is 225 Arizona Street, Suite 200, Santa Monica, CA 90401.

(5)      Based on information contained in a Schedule 13G filed by Soros Fund Management LLC (“SFM LLC”) and George Soros with the SEC on February 13, 2023, these shares are held for the accounts of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”) and certain other funds/accounts (the “Other Funds/Accounts” and, together with Quantum Partners, the “Accounts”). According to the Schedule 13G, as of December 31, 2022, SFM LLC and George Soros each have shared voting and dispositive power over all 8,752,630 shares of Class A Common Stock. SFM LLC serves as investment manager to the Accounts. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares of Class A Common Stock, held for the Accounts. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the Manager of SFM The address for SFM LLC and George Soros is 250 West 55th Street, 29th Floor, New York, NY 10019.

(6)      Includes 21,602 shares of Class A common stock held directly and 33,966 shares of Class A Common Stock held indirectly through Mr. McClymont’s spouse.

(7)      Includes 30,117 shares of Class A Common Stock issuable upon vesting of RSUs within 60 days after September 20, 2023.

(8)      As of June 30, 2023, when Mr. Machuga stepped down as Chief Operating Officer.

LEGAL MATTERS

The validity of the securities covered by this Prospectus/Offer to Exchange has been passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of indie Semiconductor, Inc. and subsidiaries as of December 31, 2022 and 2021, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy, and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.indiesemi.com. Information contained on our website is not a part of this Prospectus/Offer to Exchange, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

This Prospectus/Offer to Exchange and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement or the exhibits. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this Prospectus/Offer to Exchange or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation of Certain Information By Reference

The SEC’s rules allow us to “incorporate by reference” information into this Prospectus/Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this Prospectus/Offer to Exchange or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus/Offer to Exchange to the extent that a statement contained in this Prospectus/Offer to Exchange or a subsequently filed document incorporated by reference modifies or replaces that statement.

This Prospectus/Offer to Exchange and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•        our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14, filed with the SEC on May 5, 2023 incorporated by reference therein);

•        our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 11, 2023, respectively;

•        our Current Reports on Form 8-K filed with the SEC on February 10, 2023, February 22, 2023, March 3, 2023 (including the amendment filed on May 12, 2023), May 19, 2023, June 23, 2023, September 18, 2023 and September 22, 2023; and

•        the description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on June 11, 2021, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act in this Prospectus/Offer to Exchange, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus/Offer to Exchange and deemed to be part of this Prospectus/Offer to Exchange from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this Prospectus/Offer to Exchange by writing or telephoning us at the following address:

indie Semiconductor, Inc.
32 Journey
Aliso Viejo, California 92656
(949) 608-0854

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Prospectus/Offer to Exchange or any accompanying prospectus supplement.

Annex A

FORM OF WARRANT AMENDMENT

AMENDMENT NO. 2 TO WARRANT AGREEMENT

This amendment (this “Amendment”) is made as of [            ], 2023, by and between indie Semiconductor, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of August 14, 2019 by and between the Company (as successor to Thunder Bridge Acquisition II, Ltd., our predecessor and a Cayman Islands exempted company (“THBR”)) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent as supplemented and amended by that certain Assignment, Assumption and Amendment Agreement by and between THBR, the Company and CST, dated June 10, 2021(the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on July 20, 2021, THBR domesticated as a Delaware corporation and changed its name to “indie Semiconductor, Inc.” and, on June 10, 2021, completed its business combination with Ay Dee Kay, LLC (the “Business Combination”);

WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Ordinary Shares of THBR immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance (as defined in the Existing Warrant Agreement) in shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”);

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of at least a majority of the number of the then-outstanding Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Class A common stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than a majority of the then-outstanding Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.            Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)            the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 The Business Combination. On June 10, 2021, the Company domesticated as a Delaware corporation and changed its name to “indie Semiconductor, Inc.” and completed its business combination with Ay Dee Kay, LLC (the “Business Combination”). In accordance with Section 4.4 of this Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance in shares of Class A common stock, par value $0.0001 per share, of indie Semiconductor, Inc. (the “Class A common stock”).

Annex A-1

6A.2 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then-outstanding Warrants, as described in Section 6A.3 below, for shares of Class A common stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.2565 shares of Class A common stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the shares of Class A common stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [            ]1.

6A.3 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than 15 days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.4 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(c) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.3 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.

2.            Miscellaneous Provisions.

2.1            Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2            Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3            Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement, or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif,” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York

____________

1         This will be the last sale price of the Class A common stock on The Nasdaq Capital Market on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on September 22, 2023).

Annex A-2

State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4            Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5            Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises, and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises, and commitments are hereby canceled and terminated.

[Signature Pages Follow]

Annex A-3

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

INDIE SEMICONDUCTOR, INC.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

Annex A-4

INDIE SEMICONDUCTOR, INC.
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
indie Semiconductor, Inc.
for
Shares of Class A Common Stock
of
indie Semiconductor, Inc.
and
Consent Solicitation

_______________

PROSPECTUS

_______________

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company
Attn: Voluntary Corporate Actions
1 State Street, 30th Floor
New York, New York 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (888) 541-9895
Email: indiesemi@dfking.com

The Dealer Manager for the Offer and the Consent Solicitation is:

BofA Securities, Inc.
One Bryant Park
New York, New York 10036

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the registrant’s certificate of incorporation and bylaws limit the liability of the registrant’s directors to the fullest extent permitted by the DGCL, and provide that the registrant will indemnify its directors to the fullest extent permitted by the DGCL.

The registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the registrant’s director or officer or was serving at the registrant’s request in an official capacity for another entity. The registrant must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness, or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the registrant, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the registrant. Any claims for indemnification by the registrant’s directors and officers may reduce its available funds to satisfy successful third-party claims against the registrant and may reduce the amount of money available to the registrant.

The registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     Exhibits

The following exhibits are included in this registration statement on Form S-4:

Exhibit No.	Description
2.1†

Master Transactions Agreement, dated effective December 14, 2020, by and among Surviving Pubco, Thunder Bridge II, the Merger Subs named therein, indie, the ADK Blocker Group, ADK Service Provider Holdco, and the indie Securityholder Representative named therein, and also included as Annex B-1 to the proxy statement/prospectus (incorporated by reference to Exhibit 2.1 to Thunder Bridge Acquisition II., Ltd.’s Current Report on Form 8-K, filed with the SEC on December 15, 2020).

2.2†

Amendment to Master Transactions Agreement, dated effective May 3, 2021, by and among Surviving Pubco, Thunder Bridge II, the Merger Subs named therein, indie, the ADK Blocker Group, ADK Service Provider Holdco, and the indie Securityholder Representative named therein (included as Annex B-2 to the proxy statement/prospectus ) (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4/A, filed with the SEC on May 4, 2021).

3.1

Amended and Restated Certificate of Incorporation of indie Semiconductor, Inc., filed with the Secretary of State of Delaware on June 22, 2023 (incorporated by reference to Exhibit 3.1 of the Form 8-K filed by the Company with the SEC on June 23, 2023).

3.2	Amended and Restated Bylaws of indie Semiconductor Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).
4.1

Warrant Agreement between Continental Stock Trust & Transfer Company and Thunder Bridge II (incorporated by reference to Exhibit 4.1 to the Thunder Bridge Acquisition Corp.’s Current Report on Form 8-K, filed with the SEC on August 14, 2019).

4.2

Warrant Agreement Assignment, Assumption and Amendment Agreement dated June 10, 2021 between and among Thunder Bridge Acquisition II, Ltd., indie and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

4.3	Specimen Warrant Certificate of the Company (included in Exhibit 4.1).
4.4	Specimen Common Stock Certificate of (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).
4.5

Indenture, dated as of November 21, 2022, between indie Semiconductor, Inc. and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2022).

Exhibit No.	Description
4.6

Form of 4.500% Convertible Senior Notes due 2027 (included as Exhibit A in Exhibit (d)(viii)) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2022).

5.1*	Opinion of Loeb & Loeb LLP.
8.1*	Tax Opinion of Loeb & Loeb LLP.
10.1

Eighth Amended and Restated Limited Liability Company Agreement of indie LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

10.2	Subscription Agreement for PIPE Investment (incorporated by reference to Exhibit 10.1 to the Thunder Bridge Acquisition II, Ltd’s Current Report on Form 8-K, filed with the SEC on December 15, 2020).
10.3†

indie Semiconductor, Inc. Amended and Restated 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2022).

10.4+	indie Semiconductor, Inc. 2023 Inducement Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2023).
10.5+

Form of Notice of Restricted Stock Unit Award and Terms and Conditions of Restricted Stock Unit Award (2023 Inducement Incentive Plan) (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2023).

10.6+

Form of Notice of Performance Stock Unit Award and Terms and Conditions of Performance Stock Unit Award (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2023).

10.7+

Form of Notice of Performance Stock Unit Award and Terms and Conditions of Performance Stock Unit Award (incorporated by reference to Exhibit 4.4 to the Company’s Form S-8, filed with the SEC on August 18, 2021).

10.8+

Form of Notice of Restricted Stock Unit Award and Terms and Conditions of Restricted Stock Award (incorporated by reference to Exhibit 4.5 to the Company’s Form S-8, filed with the SEC on August 18, 2021).

10.9+	Form of Notice of Stock Option Grant and Terms and Conditions of Stock Option (incorporated by reference to Exhibit 4.6 to the Company’s Form S-8 filed with the SEC on August 18, 2021).
10.10+

Form of Indemnification Agreement between registrant and certain officers and directors of registrant (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

10.11

Exchange Agreement, dated June 10, 2021, between registrant and certain indie Equity Holders (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

10.12

Tax Receivable Agreement, dated June 10, 2021, between registrant and certain indie Equity Holders (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

10.13

Registration Rights Agreement, dated June 10, 2021, between registrant and certain indie Equity Holders (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

10.14

Registration Rights Agreement, dated August 8, 2019, between Thunder Bridge II, Sponsor and the holders party thereto (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Thunder Bridge Acquisition II., Ltd. with the SEC on August 14, 2019).

10.15

Private Placement Warrants Purchase Agreement between Thunder Bridge II and Thunder Bridge Acquisition II LLC (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1/A filed by Thunder Bridge Acquisition II., Ltd. with the SEC on July 29, 2021).

10.16

Sponsor Letter Agreement by and among Thunder Bridge II, Sponsor and indie, dated December 14, 2020 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by Thunder Bridge Acquisition II., Ltd. with the SEC on December 15, 2020).

10.17

Loan and Security Agreement, dated January 13, 2015 and relevant amendments thereto, by and, between Square 1 Bank (now Pacific Western Bank) and indie LLC (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

Exhibit No.	Description
10.18

Form of Option Settlement Agreement by and among indie, TeraXion, Purchaser and certain holders of options to purchase TeraXion capital stock (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 2, 2021).

10.19

Purchase Agreement, dated November 16, 2022, by and between indie Semiconductors, Inc. and Goldman Sachs & Co., LLC, as representative of the several Initial Purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2022).

10.20

Sales Agreement, by and among the Registrant and B. Riley Securities, Inc., Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC dated August 6, 2022 (incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3, filed with the SEC on August 26, 2022).

10.21+	Form of Employment Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 23, 2022).
10.22*	Dealer Manager Agreement, dated as of September 22, 2023, by and between indie Semiconductor, Inc. and BofA Securities, Inc., as dealer manager.
10.23*	Tender and Support Agreement, dated as of September 22, 2023, by and among indie Semiconductor, Inc., and the warrant holders party thereto
21.1	List of Subsidiaries of indie Semiconductor, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 28, 2023).
23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Loeb & Loeb LLP (included as part of Exhibit 5.1 hereto).
23.3*	Consent of Loeb & Loeb LLP (included as part of Exhibit 8.1 hereto).
24.1*	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1*	Form of Letter of Transmittal and Consent.
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees
99.4*	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees
107*	Filing Fee Table.

____________

†        The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule, or exhibit to the U.S. Securities and Exchange Commission (the “SEC”) upon request.

*        Filed herewith.

+        Indicates a management contract or compensatory plan.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    to file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     The undersigned registrant hereby undertakes that:

(1)    prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2)    every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on September 22, 2023.

INDIE SEMICONDUCTOR, INC.
By:	/s/ Donald McClymont
Name:	Donald McClymont
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald McClymont and Thomas Schiller, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Donald McClymont	Chief Executive Officer and Director	September 22, 2023
Donald McClymont	(Principal Executive Officer)
/s/ Thomas Schiller	Chief Financial Officer and EVP of Strategy	September 22, 2023
Thomas Schiller	(Principal Financial Officer)
/s/ Kanwardev Raja Singh Bal	Chief Accounting Officer	September 22, 2023
Kanwardev Raja Singh Bal	(Principal Accounting Officer)
/s/ Ichiro Aoki	President and Director	September 22, 2023
Ichiro Aoki
/s/ David Aldrich	Chairman of the Board of Directors	September 22, 2023
David Aldrich
/s/ Diane Biagianti	Director	September 22, 2023
Diane Biagianti
/s/ Diane Brink	Director	September 22, 2023
Diane Brink
/s/ Peter Kight	Director	September 22, 2023
Peter Kight

Signature	Title	Date
/s/ Karl-Thomas Neumann	Director	September 22, 2023
Karl-Thomas Neumann
/s/ Jeffrey Owens	Director	September 22, 2023
Jeffrey Owens
/s/ Sonalee Parekh	Director	September 22, 2023
Sonalee Parekh